UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/19/2007

R. R. DONNELLEY & SONS COMPANY
(Exact name of registrant as specified in its charter)

Commission File Number:  1-4694

DE	361004130
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 S. Wacker Dr., Chicago, IL 60606
(Address of principal executive offices, including zip code)

312-326-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On March 19, 2007, R.R. Donnelley & Sons Company (the "Company") announced that Mark A. Angelson, Chief Executive Officer and a director, has advised the Board of Directors (the "Board") of his decision to retire from the Company. Mr. Angelson's resignation will take effect later in the spring of 2007, following an orderly transition.

(c) On March 19, 2007, the Company announced that the Board has unanimously elected Thomas J. Quinlan III, currently the Company's Chief Financial Officer, to succeed Mr. Angelson as Chief Executive Officer and director following the orderly transition, as well as to become President of the Company. Mr. Quinlan was also named Chief Executive Officer Designate. The Company further announced that John R. Paloian, Group President, RR Donnelley Global Print Solutions, will assume the role of Chief Operating Officer of the Company. Mr. Quinlan and Mr. Paloian will assume their new duties as Chief Executive Officer and Chief Operating Officer, respectively, later in the spring of 2007, following an orderly transition. Mr. Quinlan will succeed Mr. Angelson as a director on the date Mr. Angelson's resignation becomes effective.

Mr. Quinlan, 44, has served as Group President, Global Services since October 2006 and Chief Financial Officer since April 2006. From February 2004 to October 2006, he served as Executive Vice President, Operations. Prior to this, Mr. Quinlan served in various capacities at Moore Wallace Incorporated (and its predecessor, Moore Corporation Limited) that included: Executive Vice President-Business Integration since May 2003; Executive Vice President-Office of the Chief Executive from January 2003 until May 2003; and Executive Vice President and Treasurer from December 2000 until December 2002. Mr. Quinlan served in 2000 as Executive Vice President and Treasurer of Walter Industries, Inc. (a homebuilding industrial conglomerate) and held various positions from 1994 until 1999, including Vice President and Treasurer, at World Color Press, Inc.

Mr. Paloian, 48, served as Group President, RR Donnelley Global Print Solutions since 2006. From 2004-2006, Mr. Paloian served as Group President, Publishing and Retail Services. Prior to this, from 1997 to 2003 he served in various capacities, including Co-Chief Operating Officer, at Quebecor World, Inc. (a commercial printer) and its precedcessors.

(e) In connection with the above appointments, on March 21, 2007 the Human Resources Committee of the Board (the "Committee") awarded Mr. Quinlan and Mr. Paloian 60,000 and 30,000 performance share units ("PSUs"), respectively. Each PSU is equivalent in value to one share of the Company's common stock on the date of grant. The PSUs are earned by acheiving a level of performance measured by normalized earnings per share targets during a three-year performance period beginning on March 21, 2007 and ending on December 31, 2009. Awards can range from 50% of the PSUs if a threshold is met up to a maximum of 250% of the PSUs if performance exceeds specified levels. After the performance period, the earned PSUs will be paid in stock or cash at the discretion of the Committee. If paid in cash, the cash value for each PSU will be equal to the fair market value of one share of the Company's common stock on the payment date. The PSUs are subject to forteiture upon termination of employment prior to vesting, subject to early vesting upon specified events, including death or permanent disability of the grantee, termination of the grantee's employment under certain circumstances or a change in control of the Company.

The Committee also awarded Mr. Quinlan and Mr. Paloian 260,000 and 130,000 options to purchase shares of the Company's common stock ("Options"), respectively. The Options have an exercise price of $36.52 and become exercisable in equal proportions over a four-year period starting on the grant date. This schedule may be accelerated upon death, disability or a change in control. The Options expire ten years from the grant date or five years after retirement, whichever is earlier.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY

Date: March 23, 2007	By:	/s/ Suzanne S. Bettman
Suzanne S. Bettman
Executive Vice President and General Counsel